Exhibit 99.1

CONTACT: Todd Pozefsky (203) 458-5807
White Mountains to Acquire a Majority Stake in NSM Insurance Group

HAMILTON, Bermuda, April 2, 2018 /PRNewswire/ -- White Mountains Insurance Group, Ltd. (NYSE: WTM) (“White Mountains”) announced today that it has entered into an agreement to acquire a majority equity stake in NSM Insurance Group (“NSM”), a leading specialty insurance program administrator. The transaction values NSM at approximately $388 million. White Mountains intends to fund the acquisition through a combination of cash on hand and new debt issued by NSM.

NSM is a leading specialty insurance program administrator placing in excess of $500 million in premiums annually through its relationships with more than 6,000 brokerage firms and approximately 100 insurance carriers. NSM’s expertise covers a wide range of specialty insurance sectors such as collector cars, non-profit organizations, sports & wellness centers, specialty real estate and pet insurance. NSM’s deep industry knowledge and capabilities and longstanding relationships with insurance brokers and insurance carriers allow it to serve as a critical intermediary in the specialty insurance market.

“We are pleased to make this investment in NSM alongside the management team. The company is high quality, and we believe there is tremendous opportunity to grow and expand the business,” said Manning Rountree, Chief Executive Officer of White Mountains. “We look forward to working with Geof and his team and to providing them with support and resources to continue to grow the business organically and through acquisitions.”

“This transaction marks a new and exciting chapter of growth for NSM. We are thrilled to have the support of an experienced insurance investor with a long-term capital base as we set our course toward future success,” said Geof McKernan, Chief Executive Officer of NSM. “We look forward to working with the White Mountains team to continue to execute on our growth strategy while delivering the best solutions and services to our insurance carrier partners.”

The transaction is expected to close by the end of the second quarter of 2018. The closing is subject to regulatory approvals and other customary closing conditions. The closing is not subject to a financing condition.

Merger & Acquisition Services acted as financial advisor to White Mountains, while Cravath, Swaine & Moore LLP provided legal advice. Latham & Watkins LLP acted as legal advisor to selling equity holders and NSM, and McDonald Hopkins LLC acted as legal advisor to NSM management.

About NSM Insurance Group

NSM is a full-service MGU and program administrator for specialty property & casualty insurance, with over $500 million of controlled premiums. NSM manages all aspects of the placement process on behalf of its carrier partners, including product development, marketing, underwriting, policy issuance, and claims. The company specializes in niche sectors such as collector cars, social services and behavioral health, specialty real estate, sports and fitness centers, and pet insurance. NSM is actively seeking to acquire additional program managers and niche specific insurance businesses. For more information, visit www.nsminc.com.

About White Mountains

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the Company's web site located at www.whitemountains.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included or referenced in this press release which address activities, events or developments which White Mountains expects or anticipates will or may occur in the future are forward-looking statements.  The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to White Mountains’s:

•	change in adjusted book value per share or return on equity;

•	business strategy;

•	financial and operating targets or plans;

•	incurred loss and loss adjustment expenses and the adequacy of its loss and loss adjustment expense reserves;

•	projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•	expansion and growth of its business and operations;

•	transaction timing; and

•	future capital expenditures.
These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to its expectations and predictions is subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to:

•
risks that are described from time to time in White Mountains’s filings with the Securities and Exchange Commission, including but not limited to White Mountains’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed February 28, 2018;

•	business opportunities (or lack thereof) that may be presented to it and pursued;

•	actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch;

•	the continued availability of capital and financing;

•	general economic, market or business conditions;

•	competitive forces, including the conduct of other insurers;

•	changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its customers;

•	an economic downturn or other economic conditions adversely affecting its financial position; and

•	other factors, most of which are beyond White Mountains’s control.
Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations.  White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.